SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: November 14, 2002

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293 (Commission File Number)	43-1309065 (I.R.S. Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri (Address of Principal Executive Offices)	63301 (Zip Code)

(636) 946-6525 (Registrant's Telephone Number, Including Area Code)

Item 5.    Other Events

On November 14, 2002, LMI Aerospace, Inc. issued a press release relating to its financial performance during the Third Quarter of 2002. The text of the announcement is attached hereto as Exhibit 99.1.

Exhibit Number	Description

99.1	Text of Press Release, dated November 14, 2002, issued by LMI Aerospace, Inc.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   November 14, 2002

LMI AEROSPACE, INC.

By: /s/ Lawrence E. Dickinson Lawrence E. Dickinson Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of Press Release, dated November 14, 2002, issued by LMI Aerospace, Inc.

Exhibit 99.1

LMI Aerospace, Inc.
Post Office Box 900
St. Charles, Missouri 63302

Contact:
Ed Dickinson
Chief Financial Officer, 636/916-2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE REPORTS SALES INCREASE OF 8.7 PERCENT,
NET LOSS IN THIRD QUARTER 2002

Diversification effort continues to compensate for commercial aerospace decline

        ST. LOUIS, November 14, 2002 – LMI Aerospace, Inc. (Nasdaq:LMIA) announced today that net sales in the third quarter of 2002 increased 8.7 percent, due to the contribution of acquisitions. Increased expenses and a decline in production of commercial aircraft components resulted in a net loss in the quarter.

        For the quarter ended September 30, 2002, net sales were $21.3 million versus $19.6 million in the quarter ended September 30, 2001. Excluding the benefit of the acquisitions of Versaform Corporation and Stretch Forming Corporation in May 2002 and June 2002 respectively, net sales were $17.6 million in the third quarter of 2002.

        The net loss in the third quarter of 2002 was $420,000 or $0.05 per diluted share, compared to net income of $1.0 million or $0.13 per diluted share in the third quarter of 2001. Included in the net loss is a non-operating charge of $274,000 or $0.03 per diluted share for a decline in value of certain investments.

        For the nine months ended September 30, 2002, net sales were $59.5 million, up 8.8 percent from $54.7 million for the nine months ended September 30, 2001. Excluding the effects of acquisitions, net sales were $37.9 million in the first three quarters of 2002 compared to $46.9 million in the first three quarters of 2001. Net income in the first three quarters of 2002 was $507,000, or $0.06 per diluted share, versus $2.9 million, or $0.35 per diluted share, in the year-ago period.

        Gross profit for the third quarter of 2002 was $3.5 million, or 16.4 percent of net sales, a decrease from $4.6 million or 23.5 percent of net sales in the third quarter of 2001. Gross profit was adversely affected by start-up expenses incurred on program starts from both Lockheed Martin and Gulfstream, as well as integration costs related to the two acquisitions, increases in health and workers’ compensation insurance, and the effect on overhead absorption caused by the decline in sales of commercial aircraft components.

        Selling, general, and administrative expenses in the third quarter of 2002 were $3.4 million, or 16.0 percent of net sales, compared to $2.8 million or 14.3 percent of net sales in the year-ago quarter. The increase was due primarily to the acquisition of Versaform.

        “Our operating loss in the quarter was a disappointment as we dealt with continued softness in the commercial aircraft business and the high front end cost on new programs,” said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace. “However, we are encouraged with the results generated at Tempco and Versaform which have helped us diversify our business, and the costs associated with new programs are abating in the fourth quarter.”

        Backlog at September 30, 2002, was approximately $75.5 million, up from $66.1 million at the end of the third quarter of 2001. Long-term and revolving credit debt at September 30, 2002, net of cash, was $27.2 million compared to $10.3 million at December 31, 2001. The increase is attributable to a term loan issued in May 2002 for the acquisition of Versaform. Cash declined during the quarter to $1.0 million, as accounts receivable and inventories grew. As of September 30, 2002, available credit under a $7.0 million revolving credit agreement was $4.5 million.

        “Reaffirming our prior comments, recent events have caused several of our major commercial aerospace customers to adjust delivery schedules and reduce production rates, while some of our military and business jet customers have significantly increased our backlog of orders,” Saks said. “In the third quarter, revenue from commercial aircraft components fell to 25 percent of total sales, corporate and regional jet aircraft revenue rose to 33 percent, and military programs reached 23 percent of total sales. This is consistent with our continuing strategy of diversifying our business mix, while pursuing opportunities in commercial aerospace by providing quality work and on-time delivery.”

        “In the next twelve months, we foresee additional opportunities available as some competing suppliers exit the aerospace industry because of work volume declines, increasing demands on quality and delivery, and pressure to reduce prices,” Saks added. “We believe their production of components and subassemblies will transfer to more capable and financially secure suppliers.”

        LMI expects increased demand from military and corporate and regional customers in the fourth quarter to improve operating results from third quarter levels. Sales for the full year 2002 are expected to be between $81 and $83 million with gross margins between 18 to 20 percent. Selling, general and administrative expenses should be between $12.5 and $13.0 million. This outlook excludes any potential impact from impairment testing of goodwill under FAS 142. LMI will record any adjustment to goodwill required by the calculation after testing is completed during the fourth quarter. The Company’s current backlog and forecast for production rates suggest 2003 sales of $98 to $104 million with gross margins between 20 and 23 percent. Selling, general and administrative expenses are expected to be approximately 14 percent of sales. The distribution of sales for 2003 should be approximately 30 percent in both the military and corporate and regional markets, 25 percent commercial OEM, and 15 percent non-aerospace.

        LMI also announced contract awards valued at $10 million over four years to provide Vought Aircraft with kits and components on 747 model aircraft. LMI will utilize its in-house kitting and distribution center located in Tulsa, Oklahoma to support these contracts.

        Finally, LMI has updated its recently announced organization realignment designed to enhance and expand customer relationships and build industry leadership. LMI will align its operations into central and west regions to provide better coordination between its manufacturing facilities. Robert Grah, who has been general manager of the Tulsa plant since 1996, has been appointed Vice President for the central region. The appointment of the west region vice president will be made shortly. LMI has also appointed two of four market sector directors. These directors will work closely with plant general managers to fill capacity, develop profitable new business, create work plans and coordinate customer communications. The directors will report to Edward Campbell, who was recently promoted to Director of Sales and Marketing.

        LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates eight manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, and for laser equipment used in the semiconductor and medical industries. Its products include leading edge wing slats and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; passenger and cargo door frames and supports; and excimer laser components.

        This press release includes forward-looking statements related to LMI Aerospace’s outlook for 2002 and future periods, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission.

                                              LMI Aerospace, Inc.
                                Condensed Consolidated Statements of Operations
                                 (Amounts in thousands, except per share data)
                                                  (Unaudited)

                                For the Three Months         For the Nine Months
                                Ended September 30,          Ended September 30,
                               2002           2001          2002           2001
                           -------------------------------------------------------
Net sales                  $   21,258     $   19,558    $   59,522     $   54,712
Cost of sales                  17,726         14,936        48,087         42,210
                           -------------------------------------------------------
Gross profit                    3,532          4,622        11,435         12,502
Selling, general, and
 administrative expenses        3,402          2,800         9,242          7,607
                           -------------------------------------------------------
Income from operations            130          1,822         2,193          4,895

Other income (expense):
   Interest expense              (426)          (262)       (1,018)          (559)
   Other, net                    (211)            25          (200)            56
                           -------------------------------------------------------

Income (loss) before
  income taxes                   (507)         1,585           975          4,392
Provision (benefit) for
  income taxes                    (87)           555           468          1,537
                           -------------------------------------------------------
Net Income (loss)          $     (420)    $    1,030    $      507     $    2,855
                           =======================================================

Net income (loss) per
  common share             $    (0.05)    $     0.13    $     0.06     $     0.35
                           =======================================================
Net income (loss) per
  common share
  - assuming dilution      $    (0.05)    $     0.13    $     0.06     $     0.35
                           =======================================================
Weighted average common
   shares outstanding       8,061,368      8,063,505     8,042,079      8,071,494
                           =======================================================
Weighted average dilutive
  stock options
  outstanding                  72,590        142,156       118,726         88,714
                           =======================================================

                               LMI Aerospace, Inc.
                      Condensed Consolidated Balance Sheets
             (Amounts in thousands, except share and per share data)

                                                September 30,     December 31,
                                                     2002             2001
                                                 (unaudited)
                                               -------------------------------
 Assets
 Current assets:
    Cash and cash equivalents                      $  1,010         $  4,645
    Investments                                         369              643
    Trade accounts receivable, net                   11,134            6,285
    Inventories                                      27,285           23,045
    Prepaid expenses                                    892              787
    Deferred income taxes                               913              886
                                               -------------------------------
 Total current assets                                41,603           36,291

 Property, plant, and equipment, net                 26,671           24,014
 Goodwill, net                                       16,389            7,420
 Other assets                                           776              277
                                               -------------------------------
                                                   $ 85,439         $ 68,002
                                               ===============================

 Liabilities and stockholders' equity
 Current liabilities:
    Accounts payable                              $   5,504         $  3,547
    Accrued expenses                                  3,239            2,659
    Current installments of long-term debt            4,383            2,334
    Revolving line of credit                          2,535                -
                                               -------------------------------
 Total current liabilities                           15,661            8,540

 Long-term debt, less current installments           21,306           12,621
 Deferred income taxes                                1,922            1,192
                                               -------------------------------
 Total noncurrent liabilities                        23,228           13,813

 Stockholders' equity:
    Common stock of $.02 par value;
      authorized 28,000,000
      shares; issued 8,736,427 at
      December 31, 2001
      and at September 30, 2002                         175              175
    Additional paid-in capital                       26,171           26,171
    Treasury Stock, at cost, 716,676
      and 554,641 shares at
      December 31, 2001 and
      September 30, 2002, respectively               (2,631)          (3,402)
    Accumulated other comprehensive
      income (loss)                                     (14)               -
    Retained earnings                                22,849           22,705
                                               -------------------------------
 Total stockholders' equity                          46,550           45,649
                                               -------------------------------
                                                   $ 85,439         $ 68,002
                                               ===============================